UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
________________________

FORM SD
Specialized Disclosure Report

MATTERPORT, INC.
__________________________________________________________________________________
(Exact name of registrant as specified in its charter)

Delaware	001-39790
(State or other jurisdiction of incorporation)	(Commission File Number)
__________________________________________________________________________________

352 East Java Drive
Sunnyvale, California	94089
(Address of principal executive offices)	(Zip code)

Matthew Zinn, Chief Legal Officer
(650) 641-2241
__________________________________________________________________________________
(Name and telephone number, including area code, of the person to contact in connection with this report.)

Check the appropriate box to indicate the rule pursuant to which this form is being filed:

☒	Rule 13p 1 under the Securities Exchange Act (17 CFR 240.13p 1) for the reporting period from January 1 to December 31, 2023.

☐	Rule 13q 1 under the Securities Exchange Act (17 CFR 240.13q 1) for the fiscal year ended __________.

Section 1 – Conflict Minerals Disclosure

Item 1.01 Conflict Minerals Disclosure and Report

A copy of Matterport, Inc.’s Conflict Minerals Report is provided as Exhibit 1.01 hereto and is publicly available at https://investors.matterport.com/financial-and-filings/sec-filings and https://matterport.com/esg.

Item 1.02 Exhibit

As specified in Section 3, Item 3.01 of this Form SD, Matterport, Inc. is hereby filing its Conflict Mineral Report as Exhibit 1.01 to this report.

Section 2 – Resource Extraction Issuer Disclosure

Item 2.01 Resource Extraction Issuer Disclosure and Report

Not applicable.

Section 3 – Exhibits

Item 3.01 Exhibits

The following exhibit is submitted as part of this report.

Exhibit No.	Description
1.01	Conflict Minerals Report of Matterport, Inc.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the duly authorized undersigned.

Matterport, Inc.	By:	/s/ Matthew Zinn
(Registrant)	Name:	Matthew Zinn
	Title:	Chief Legal Officer

May 30, 2024
(Date)